Exhibit 4: Consolidated Balance Sheet

	Ch$ millions		US$ millions (1)
	YTD Mar 03	YTD Mar 04	YTD Mar 03	YTD Mar 04
ASSETS
Cash	2,410	4,649	3.3	7.5
Time deposits and marketable securities	3,868	19,819	5.3	32.2
Accounts receivable	49,187	52,905	67.2	85.8
Accounts receivable from related companies	962	517	1.3	0.8
Inventories	55,420	55,754	75.8	90.4
Recoverable taxes	3,087	4,004	4.2	6.5
Prepaid expenses and other current assets	31,009	18,296	42.4	29.7
Total current assets	145,943	155,943	199.5	253.0

Property, plant and equipment (net)	200,188	163,587	273.6	265.4

Investments	10,669	9,004	14.6	14.6
Goodwill (net)	33,436	25,323	45.7	41.1
Long-term receivables	537	606	0.7	1.0
Other	11,196	11,166	15.3	18.1
Total other assets	55,838	46,099	76.3	74.8

Total assets	401,969	365,629	549.5	593.2

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term bank borrowings	43,084	18,118	58.9	29.4
Current portion of long-term bank and other debt	13,338	5,630	18.2	9.1
Current portion of bonds payable	5,201	27,704	7.1	44.9
Current portion of long-term liabilities	481	692	0.7	1.1
Dividends payable	298	31	0.4	0.1
Accounts payable	8,962	10,309	12.3	16.7
Notes payable	9,170	8,795	12.5	14.3
Other payables	1,300	684	1.8	1.1
Notes and accounts payable to related companies	569	551	0.8	0.9
Accrued expenses	6,627	7,605	9.1	12.3
Withholdings payable	1,749	1,932	2.4	3.1
Income taxes	0	0	0.0	0.0
Deferred income	0	0	0.0	0.0
Other current liabilities	681	598	0.9	1.0
Total current liabilities	91,459	82,650	125.0	134.1

Long-term bank and other debt	84,096	84,283	115.0	136.7
Bonds payable	56,707	30,418	77.5	49.3
Accrued expenses	4,672	3,720	6.4	6.0
Total long-term liabilities	145,474	118,422	198.9	192.1

Minority interest	13,489	10,301	18.4	16.7

Common stock ( 4,120,088,408 shares authorized
and outstanding, without nominal (par value)	161,604	187,027	220.9	303.4
Share premium	19,713	33,239	26.9	53.9
Reserves	53,259	26,912	72.8	43.7
Retained earnings	(83,029)	(92,923)	(113.5)	(150.7)
Total shareholders' equity	151,546	154,255	207.2	250.2

Total liabilities and shareholders' equity	401,969	365,629	549.5	593.2

1 Exchange rate on March 31 2004 US$1.00 = 616.41
Exchange rate on March 31 2003 US$1.00 = 731.56

Última actualización 12/05/2004